UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Apria, Inc.

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The following communication was made by or on behalf of Apria, Inc. on February 24, 2022.

Apria Announces Expiration of Hart-Scott-Rodino Waiting Period

Indianapolis, Indiana – February 24, 2022 -- Apria, Inc. (the “Company” or “Apria”) (Nasdaq: APR), a leading provider of home medical equipment, supplies and related services in the United States, announced today that the waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with its previously announced transaction with Owens & Minor, Inc. The closing of the transaction remains subject to approval by holders of a majority of the Company’s outstanding common stock and other customary closing conditions.

About Apria

Apria is a leading provider of integrated home healthcare equipment and related services in the United States, providing home respiratory therapy, obstructive sleep apnea treatment and negative pressure wound therapy. Its approximately 280 locations throughout the continental United States and Hawaii serve nearly 2 million patients each year. All of Apria’s locations are accredited by The Joint Commission.

Investor Contact

Kevin Ellich

Westwicke

ApriaIR@westwicke.com

Media Contact

Kyle Evans

Westwicke

ApriaPR@westwicke.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding Apria, Inc.’s (“Apria”) expectations regarding the proposed acquisition of Apria by Owens & Minor Inc. (the “proposed merger”) and the future performance and financial results of Apria’s business and other non-historical statements. Some of these statements can be identified by terms and phrases such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Apria cautions readers of this communication that such “forward looking statements”, wherever they occur in this communication or in other statements attributable to Apria, are necessarily estimates reflecting the judgment of Apria’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”

Factors that could cause Apria’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the proposed merger; the inability to complete the proposed merger due to the failure to obtain approval of Apria’s stockholders for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed merger; risks related to disruption of management’s attention from Apria’s ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on Apria’s relationships with its customers, suppliers and other third parties, as well as its operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; risks related to the COVID-19 public health emergency, product and related recalls; the profitability of Apria’s capitation arrangements; renegotiation or termination of Apria’s contracts; reimbursements by payors; our reliance on relatively few vendors; competition in the home healthcare industry; the inherent risk of liability in the provision of healthcare services; and reductions in Medicare and Medicaid and commercial payor reimbursement rates.

Additional factors that could cause Apria’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of Apria’s Annual Report on Form 10-K for the period ended December 31, 2020 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2021 and September 30, 2021, as such factors may be further updated from time to time in Apria’s other filings with the Securities and Exchange Commission (“SEC”). These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Apria’s filings with the SEC. Apria undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Apria filed with the SEC on February 22, 2022 and furnish to Apria’s stockholders a definitive proxy statement. Stockholders are urged to read such proxy statement and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger. This filing does not constitute a solicitation of any vote or approval.

Investors are able to obtain free of charge the definitive proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and Apria’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through Apria’s website at www.apria.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of Apria may be deemed “participants” in the solicitation of proxies from stockholders of Apria in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Apria in connection with the proposed merger are set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about Apria’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Current Report on Form 8-K filed with the SEC on May 6, 2021.